As filed with the Securities and Exchange Commission on March 16, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZHONE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3509099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7195 Oakport Street

Oakland, California 94621

(Address of principal executive offices including zip code)

Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan

Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan

(Full title of the plans)

Morteza Ejabat

Chief Executive Officer

Zhone Technologies, Inc.

7195 Oakport Street

Oakland, California 94621

(510) 777-7000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Craig M. Garner, Esq.

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value, to be issued pursuant to the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan, as amended (2)	804,801 shares	$2.35 (3)	$1,891,282.35	$219.58
Common stock, $0.001 par value, to be issued pursuant to the Zhone Technologies, Inc. Employee Stock Purchase Plan, as amended (4)	699,751 shares	$2.00 (5)	$1,399,502	$162.48

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above named plan by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.
(2)	Represents 804,801 additional shares of our common stock that became available for issuance on January 1, 2011 under the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan, as amended (the “2001 Plan”), pursuant to the evergreen provision of the 2001 Plan, which provides that the number of shares available for issuance under the 2001 Plan will be increased automatically on January 1 of any year in which the number of shares available for issuance under the 2001 Plan is less than five percent (5%) of the total number of outstanding shares on such date. In any such case, the increase is equal to an amount such that the aggregate number of shares available for issuance under the 2001 Plan equals the lesser of (a) five percent (5%) of the total number of outstanding shares on such date, (b) 1,000,000 shares or (c) such other number of shares as determined by our board of directors.
(3)	The proposed maximum offering price per share has been estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the common stock as reported on the Nasdaq Stock Market on March 14, 2011, because the price at which the awards to be granted in the future may be exercised is not currently determinable.
(4)	Represents 699,751 additional shares of our common stock that will become available for issuance under the Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan, as amended (the “ESPP”), pursuant to an amendment and restatement of the ESPP approved by the board of directors of Zhone Technologies, Inc. on February 22, 2011. The increase to the share reserve pursuant to the amended and restated ESPP is subject to stockholder approval at the annual meeting of stockholders of Zhone Technologies, Inc. to be held on May 10, 2011. If stockholder approval of the amended and restated ESPP is not obtained, these shares will not become available for issuance under the ESPP.
(5)	The proposed maximum offering price per share has been estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon 85% (see explanation in following sentence) of the average of the high and low prices of the common stock as reported on the Nasdaq Stock Market on March 14, 2011. Pursuant to the ESPP, the purchase price of a share of common stock shall mean an amount equal to 85% of the fair market value of a share of common stock on the first or last business day of an offering period, whichever is lower.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plan are granted, exercised and/or distributed.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers the offer and sale of (a) an additional 804,801 shares of common stock of Zhone Technologies, Inc. for issuance under the 2001 Plan, and (b) an additional 699,751 shares of common stock of Zhone Technologies, Inc. for issuance under the ESPP. In accordance with Instruction E to Form S-8, the contents of the prior Registration Statements, File Nos. 333-123369, 333-132336, 333-134217, 333-141153, 333-149598, 333-155321, 333-158009 and 333-165510 are hereby incorporated by reference.

Item 3.	Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	Our Annual Report on Form 10-K filed with the SEC on March 15, 2011;

(b)	Our Current Report on Form 8-K filed with the SEC on January 10, 2011;

(c)	Our Current Report on Form 8-K filed with the SEC on January 21, 2011; and

(d)	The description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on May 11, 2001, including any subsequently filed amendments and reports updating such description (File No. 000-32743).

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Item 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Under no circumstances will any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 8.	Exhibits.

The Exhibit Index on page 3 is incorporated herein by reference as the list of exhibits required as part of this registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on March 16, 2011.

Zhone Technologies, Inc.

By:	/s/ Kirk Misaka
Kirk Misaka
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Morteza Ejabat and Kirk Misaka, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Morteza Ejabat Morteza Ejabat	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	March 16, 2011

/s/ Kirk Misaka Kirk Misaka	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	March 16, 2011

/s/ Lawrence Briscoe Lawrence Briscoe	Director	March 16, 2011

/s/ Michael Connors Michael Connors	Director	March 16, 2011

/s/ Robert Dahl Robert Dahl	Director	March 16, 2011

/s/ C. Richard Kramlich C. Richard Kramlich	Director	March 16, 2011

/s/ Nancy Pierce Nancy Pierce	Director	March 16, 2011

/s/ James Timmins James Timmins	Director	March 16, 2011

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Latham & Watkins LLP with respect to the legality of the shares being registered

10.1	Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of registrant’s Form 8-K filed on May 17, 2007)

10.2	First Amendment to the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of registrant’s Form 8-K filed on October 17, 2008)

10.3	Form of Stock Option Agreement for the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of registrant’s Form 8-K filed on September 1, 2006)

10.4	Form of Restricted Stock Award Agreement for the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 of registrant’s Form 8-K filed on May 17, 2007)

10.5	Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 of the registrant’s Form 8-K filed on May 17, 2006)

10.6	Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan, as amended and restated effective February 22, 2011 (subject to stockholder approval at the registrant’s 2011 annual meeting of stockholders)

23.1	Consent of independent registered public accounting firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

3